                                                                   Exhibit 10.50


                                PROMISSORY NOTE



$64,409.20


                                        Chicago, Illinois
                                        December 30, 1996



FOR VALUE RECEIVED, Dr. Norman Pressman as (the "Maker"), promises to pay to the order of AccuMed International, Inc. (the "Holder") at 900 North Franklin Street, Suite 401, Chicago IL 60610 the principal sum of Sixty-four Thousand Four-hundred and Nine Dollars and twenty cents ($64,409.20), without interest. This Promissory Note is being made to provide funding for taxes due of Shares received as signing bonus pursuant to the Employment Agreement between AccuMed International, Inc. and Dr. Pressman.

The principal hereunder shall be payable within a period of 5 years.

Waiver by the holder of a failure to make any payment hereunder when due shall not be construed as a waiver of any other such failure. Each of the maker and the holder irrevocably submit to the jurisdiction of Illinois' state and federal courts, litigation to enforce terms of this Note and shall be governed by the laws of the State of Illinois in all respects, including matters of construction, validity, and performance.



12/31/96                                            /s/Dr. Norman Pressman
--------                                            ---------------------------
                                                    Dr. Norman Pressman